       1                                                EXHIBIT 11.

                                MUSTANG SOFTWARE, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                (In thousands, except earnings per share) (Unaudited)
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
                                                        Three Months Ended  Nine Months Ended
                                                           Sept. 30,                 Sept. 30,
                                                                1995       1996     1995       1996
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
Weighted average number of common shares outstanding          3,356    3,363    2,939      3,361
Common stock equivlents from outstanding stock options           34        0       26          0
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Average common and common stock equivalents outstanding       3,390    3,363    2,965      3,361
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Net Income                                                  $   419  $(1,118)  $  313    $(2,417)
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Earnings per share (1)                                      $   .12  $  (.33)  $  .11    $  (.72)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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